Exhibit 4.12

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

CONVERTIBLE PROMISSORY NOTE

$2,000,000.00	November 19, 2012

For value received GENO, LLC, a Delaware limited liability company, with offices at 2941 Oxbow Circle, Cocoa, Florida 32926 (“Borrower”), hereby unconditionally promises to pay, in lawful money of the United States of America, to The Medicines Company, a Delaware corporation, with offices at 8 Sylvan Way, Parsippany, New Jersey 07054, or its assigns (“Lender”), the principal sum of Two Million ($2,000,000.00) Dollars, together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below.

1. Repayment and Conversion.

(a) Unless this Convertible Promissory Note (this “Note”) has been converted in accordance with the terms of this Section 1, the entire outstanding principal balance and all accrued and unpaid interest shall become fully due and payable on November 19, 2013 (the “Maturity Date”).

(b) In the event that Borrower issues and sells, or the Borrower enters into, agrees to or approves of the issuance or sale of, shares of its Equity Securities (defined below) to one or more entities or individuals (the “Investors”) on or before the Maturity Date in a financing with total proceeds to the Borrower of not less than $10,000,000 (excluding the conversion of any outstanding indebtedness and this Note) (a “Qualified Financing”), then the outstanding principal balance of this Note and all outstanding and unpaid interest may, at the election (in writing) of Lender (the “Lender Election”), automatically convert in whole without any further action by the Lender, other than (i) surrender of this Note to the Borrower for cancellation and (ii) execution of customary agreements (such as voting agreements) required by the Investors in the Qualified Financing on or before the Qualified Financing Deadline (defined below), into the Equity Securities sold in the Qualified Financing at a conversion price equal to the price per share paid by the Investors purchasing the Equity Securities in the Qualified Financing. The Borrower shall provide the Lender with at least ten (10) business days’ written notice of the initial closing of a Qualified Financing, along with the documents to be entered into by the Investors in connection therewith. If the Lender does not deliver this Note, duly endorsed for cancellation in exchange for Equity Securities, along with signature pages to the agreements required by the Investors described in the previous sentence, on or before the Qualified Financing Deadline, then this Note shall no longer be convertible into equity securities of the

Borrower at the sole discretion of the Lender and the Borrower shall have the right to pay the Lender, on or before the Maturity Date, the outstanding principal balance of this Note and all outstanding and unpaid interest in full satisfaction of the Borrower’s obligations hereunder. For purposes of this Note, the term “Equity Securities” shall mean the Borrower’s Common Shares (as such term is defined in the Seventh Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of April 1, 2010, as the same may be amended from time to time (the “Operating Agreement”)) or any equity securities with rights and preferences senior to the Borrower’s Common Shares; and “Qualified Financing Deadline” shall mean the date of the initial closing of the Qualified Financing.

(c) At any time on or after the Maturity Date, if all principal and interest outstanding under this Note have not been paid in full, then the Lender may either (i) demand payment of the entire outstanding principal balance of this Note and all outstanding principal and unpaid accrued interest (a “Payment Demand”) or (ii) convert the entire outstanding principal balance of this Note and all unpaid accrued interest into shares of the Borrower’s Common Shares at a conversion price equal to $5.25 per share.

(d) In the event that, prior to a Qualified Financing, (A) either (i) the Borrower enters into or approves a written acquisition agreement for (a) a sale, lease or other disposition of all or substantially all of its assets, or (b) a consolidation or merger of the Borrower with or into any other corporation or other entity or person, or any other corporate reorganization in which the stockholders of the Borrower immediately prior to such consolidation, merger or reorganization own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization of the Borrower, or (ii) the Borrower otherwise has knowledge that the stockholders of the Borrower expect to enter into, within 30 days, a written agreement for a transaction not included in (i) above for the sale of outstanding shares of the Borrower and the shareholders of the Borrower immediately prior to such transaction will own less than 50% of the voting power of the Borrower immediately after such transaction (including a transaction described in this Subsection (A) that also includes a Qualified Financing), (B) this Note has not been paid in full or converted into capital stock of the Borrower, and (C) a transaction described in (A) above is consummated, then, before any distribution or payment shall be made to the holders of equity securities of the Borrower in connection with such transaction, the Borrower shall pay the Lender $2,500,000 in full satisfaction of the Borrower’s obligations under this Note.

(e) Common Shares issued to the Lender on conversion under Sections 1(c) or 8 shall be deemed to have been issued pursuant to the Fourth Share Subscription (as defined in the Operating Agreement) or shall otherwise have economic rights and preferences commensurate with (but not voting or control rights commensurate with) Borrower’s most senior class of issued equity as of the time of conversion.

2. Mechanics of Conversion. In the event that the Lender converts this Note pursuant to Sections 1(c) or 8, the Lender shall surrender this Note, at the office of the Borrower or any transfer agent for the securities into which this Note converts (the “Conversion Shares”). Such conversion shall be deemed to have been made at the close of business on the date this Note is surrendered, and the person entitled to receive the Conversion Shares shall be treated for all purposes as the record holder of such Conversion Shares on such date.

3. Fractional Shares. No fractional share shall be issued upon the conversion of this Note. All shares issuable upon conversion of the outstanding amount of this Note shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share, Borrower shall, in lieu of issuing any fractional share, pay Lender who is otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Borrower’s Board of Managers).

4. Interest. Unpaid principal of this Note shall bear interest (computed on the basis of a year of 365 days of actual days elapsed), from the date hereof until such principal is paid, at a rate per annum which shall be equal to six and one-quarter percent (6.25%).

5. Prepayment. At any time prior to the Maturity Date, other than as set forth in Sections 1(b) and 1(d) (which shall not require the Lender’s consent), Borrower may pay this Note, in whole or in part, after first obtaining the written consent of the Lender, which consent shall not be unreasonably withheld.

6. Place of Payment. All amounts payable hereunder shall be payable at the office of Lender at 8 Sylvan Way, Parsippany, New Jersey 07054, unless another place of payment shall be specified in writing by Lender.

7. Default. Each of the following events shall be an “Event of Default” hereunder:

(a) Borrower fails to pay, within five (5) business days of a Payment Demand by Lender, any and all unpaid principal, accrued interest and other amounts owing hereunder;

(b) Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(c) An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within 60 days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower.

8. Remedies. Upon the occurrence of any Event of Default, all unpaid principal on this Note, accrued and unpaid interest thereon and all other amounts owing hereunder shall automatically be immediately due, payable and collectible by Lender pursuant to applicable law, without presentment, demand, protest or notice. Upon acceleration or maturity of this Note, interest on the unpaid principal shall accrue at an annual rate of ten (10%) percent. This interest rate shall survive the entry of any judgment relating to this Note. At any time after the occurrence of an Event of Default, without advance notice to the Company but only upon surrender of this Note for cancellation, Lender may convert all amounts due under this Note (including principal and interest) into Common Shares at a conversion price equal to $5.25 per share.

9. Accredited Investor. Lender is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

10. Usury. In no event shall the interest rate or rates payable under this Note, plus any other amounts paid in connection herewith and therewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Lender, in executing and delivering this Note, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Note, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of any remaining obligations to the extent of such excess.

11. Borrower Representations. In connection with the execution of this Note, the Borrower represents to the Lender the following:

(a) Organization, Standing and Qualification. The Borrower is a limited liability company that is duly organized, validly existing, and in good standing under the laws of the State of Delaware and the Borrower has all necessary power and authority to own, lease and operate its properties and carry on its business as now operated and as proposed to be operated. The Borrower is duly qualified to do business and is in good standing in all jurisdictions in which failure to so qualify would have a materially adverse effect upon the operations, financial condition and prospects of such entity.

(b) Power and Authorization. The Borrower has all requisite limited liability company power to execute and deliver this Note and to carry out and perform its obligations under the terms of this Note. All limited liability company action on the part of the Borrower, its members and/or managers necessary for the authorization, execution and performance of this Note by the Borrower and the performance of the Borrower’s obligations hereunder has been taken or will be taken prior to the execution of this Note. This Note, when executed and delivered by the Borrower, shall constitute valid and binding obligations of the Borrower enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws.

(c) Consents. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any third parties or governmental authority, required on the part of the Borrower in connection with the valid execution and delivery of this Note or the consummation of any other transaction contemplated hereby shall have been obtained or will be obtained prior to the execution of this Note, except for notices required or permitted to be filed with certain state and federal securities commissions, which notices will be filed on a timely basis.

(d) Offering Valid. Assuming the accuracy of the representations and warranties of the Borrower hereof, the offer, sale and issuance of any new shares of the Borrower’s capital stock upon conversion of this Note will be exempt from registration requirements of the Securities Act of 1933, as amended, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

(e) Conversion Shares. The shares of the Borrower’s capital stock, when issued in compliance with the provisions of this Note, will be validly issued, fully paid and nonassessable and free of any liens or encumbrance, other than any restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a conversion is proposed.

(f) Priority. This Note, the indebtedness evidenced by this Note and all payments or rights under this Note are senior to all indebtedness or other monetary obligations of the Borrower outstanding as of the date of this Note. David Fine, on behalf of himself and entities controlled by him, will execute a reasonable and customary subordination agreement in order to evidence Lender’s senior rights under this Note.

13. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

14. Expenses and Attorneys’ Fees. The Borrower shall indemnify and hold the Lender harmless from any loss, cost, liability and legal or other expense, including attorneys’ fees of Lender’s counsel, which Lender may directly or indirectly suffer or incur by reason of the failure of the Borrower to perform any of its obligations under this Note.

15. Amendment. This Note may be amended with the written consent of Borrower and Lender.

16. Waiver of Jury Trial. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDINGS ARISING UNDER OR WITH RESPECT TO THIS NOTE, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALING OF THE PARTIES HERETO WITH RESPECT TO THIS NOTE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS NOTE WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

17. Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof.

18. Notices. All notices, demands, and other communications provided for or permitted hereunder shall be made in writing and shall be by personal delivery, courier service, registered or certified first-class mail, return receipt requested, or telecopier to the addresses set forth below. All such notices, demands and communications shall be deemed to have been duly given (a) when delivered by hand, if personally delivered; (b) when delivered by courier, if delivered by commercial overnight courier service; (c) if mailed, five (5) business days after being deposited in the mail, postage prepaid; or (d) if telecopied, when transmission is confirmed.

The Borrower:

GeNO, LLC

2941 Oxbow Circle

Cocoa, FL 32926

Telecopier No.: (321) 784-6214

Attention: President

With a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

Attention: Brian D. Goldstein

Facsimile No.: (617) 502-5110

The Lender:

The Medicines Company

8 Sylvan Way

Parsippany, NJ 07054

Attention: Chief Financial Officer

Telecopier No: (862) 264-1436

With a copy (which shall not constitute notice) to:

The Medicines Company

8 Sylvan Way

Parsippany, NJ 07054

Attention: General Counsel

Telecopier No: (862) 207-6062

and

Gibbons P.C.

One Gateway Center

Newark, NJ 07102

Attention: David E. De Lorenzi, Esq.

Telecopier No.: (973) 639-6235

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed on the date first set forth above.

BORROWER:

GENO, LLC

By:	/s/ David H. Fine
Name:	David Fine
Title:	President

LENDER:

THE MEDICINES COMPANY

By:	/s/ Glenn Sblendorio
Name:	Glenn Sblendorio
Title:	President & CFO